EXHIBIT 99.1

Exponent Reports Second Quarter 2012 Results

MENLO PARK, Calif., July 18, 2012 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the second quarter and six months ended June 29, 2012.

For the second quarter of 2012, total revenues increased 14% to $74,484,000, as compared to $65,106,000 in the same period one year ago. Revenues before reimbursements increased 13% to $68,318,000, as compared to $60,573,000 in the second quarter of 2011.

Net income for the quarter increased 26% to $10,327,000, or $0.72 per diluted share, as compared to $8,217,000, or $0.55 per diluted share, reported in the same quarter a year ago. EBITDA1 improved 22% to $18,342,000, as compared to $14,987,000 in the second quarter last year.

For the first half of 2012, total revenues increased 6% to $146,409,000, as compared to $138,579,000 in the same period of last year. Revenues before reimbursements increased 8% to $134,788,000, as compared to $124,756,000, in the same period of 2011.

Net income for the first half of 2012 increased 14% to $18,528,000, or $1.29 per diluted share, as compared to $16,220,000, or $1.08 per diluted share, reported in the prior year period.  EBITDA1 in the first half of 2012 improved 13% to $33,142,000, as compared to $29,409,000, in the first half of 2011.

During the second quarter of 2012, Exponent repurchased $14.4 million of its common stock, and closed the quarter with $109.0 million in cash, cash equivalents and short-term investments.

"We are pleased with our second quarter performance having produced double-digit revenue growth and increased profitability," commented Dr. Paul Johnston, President and CEO. "We continued to benefit from strong demand across a broad range of our services, both proactive and reactive. We experienced high utilization as we continued to benefit from new work in key areas as well as a few major projects. In our environmental and health segment we had notable contributions from our environmental sciences, ecological sciences, chemical registration and food safety, and exposure assessment practices. In our engineering and other scientific segment we had notable performances from our mechanics and materials, electrical, biomedical, vehicle, and engineering management consulting practices. In addition, our defense technology development business saw an increase in activity supporting the U.S. Army's Rapid Equipping Force which was offset by the winding down of our current U.S. ground penetrating radar development contract.

"For the full year 2012, we are increasing our outlook for growth in revenue before reimbursements to be in the mid-single digits and expect full year EBITDA1 margin to be approximately flat over the prior year. This outlook reflects the strong utilization during the first half of the year, our expectation that a few major projects will step down in their level of activity in the next several quarters, and lower defense technology development product sales as compared to the prior year.  We are pleased with our performance to date and are optimistic about our ability to weather a difficult economic environment as our project work, both in the U.S. and internationally, are in areas that we believe are less sensitive to the economic slowdown. We look forward to further translating our unique scientific and engineering capabilities into additional shareholder value over time," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, July 18, 2012, starting at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. The audio on the conference call is available by dialing 877-941-2068 or 480-629-9712. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-406-7325 or 303-590-3030, and entering reservation 4551395#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended June 29, 2012 and July 1, 2011
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011

Revenues
Revenues before reimbursements	$ 68,318	$ 60,573	$ 134,788	$ 124,756
Reimbursements	6,166	4,533	11,621	13,823

Revenues	74,484	65,106	146,409	138,579

Operating expenses
Compensation and related expenses	41,857	38,508	88,032	81,208
Other operating expenses	5,952	5,704	11,514	11,486
Reimbursable expenses	6,166	4,533	11,621	13,823
General and administrative expenses	3,148	2,984	6,065	6,319

	57,123	51,729	117,232	112,836

Operating income	17,361	13,377	29,177	25,743

Other income
Interest income, net	88	41	165	62
Miscellaneous income (expense), net	(201)	542	1,639	1,534
	(113)	583	1,804	1,596

Income before income taxes	17,248	13,960	30,981	27,339

Income taxes	6,921	5,743	12,453	11,119

Net income	$ 10,327	$ 8,217	$ 18,528	$ 16,220

Net income per share:
Basic	$ 0.75	$ 0.57	$ 1.34	$ 1.12
Diluted	$ 0.72	$ 0.55	$ 1.29	$ 1.08

Shares used in per share computations:
Basic	13,835	14,402	13,847	14,467
Diluted	14,316	14,971	14,373	15,062

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
June 29, 2012 and December 30, 2011
(unaudited)
(in thousands)

	June 29, 2012	December 30, 2011
Assets
Current assets:
Cash and cash equivalents	$ 84,441	$ 84,439
Short-term investments	24,587	25,260
Accounts receivable, net	78,862	73,065
Prepaid expenses and other assets	6,068	8,521
Deferred income taxes	8,211	7,293
Total current assets	202,169	198,578
Property, equipment and leasehold improvements, net	26,831	27,215
Goodwill	8,607	8,607
Other assets	39,009	34,388
	$ 276,616	$ 268,788

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 9,046	$ 6,738
Accrued payroll and employee benefits	40,875	48,089
Deferred revenues	4,820	5,948
Total current liabilities	54,741	60,775
Other liabilities	23,540	19,456
Deferred rent	1,634	1,842
Total liabilities	79,915	82,073

Stockholders' equity:
Common stock	16	16
Additional paid-in capital	120,031	108,071
Accumulated other comprehensive loss	(538)	(471)
Retained earnings	188,831	179,432
Treasury stock, at cost	(111,639)	(100,333)
Total stockholders' equity	196,701	186,715
	$ 276,616	$ 268,788

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended June 29, 2012 and July 1, 2011
(unaudited)
(in thousands)

	Quarter Ended		Six Months Ended
	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011

Net Income	$ 10,327	$ 8,217	$ 18,528	$ 16,220

Add back (subtract):

Income taxes	6,921	5,743	12,453	11,119
Interest income, net	(88)	(41)	(165)	(62)
Depreciation and amortization	1,182	1,068	2,326	2,132

EBITDA (1)	18,342	14,987	33,142	29,409

Stock-based compensation	2,727	2,119	7,184	5,934

EBITDAS (1)	$ 21,069	$ 17,106	$ 40,326	$ 35,343

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.
CONTACT: Exponent, Inc.
         (888) 656-EXPO
         info@exponent.com
         www.exponent.com